EXHIBIT 10.13

                             Amendment Number 1 to

                                 GLEN E. RONEY
                           DEFERRED COMPENSATION PLAN
                            Effective March 11, 1997

     The Glen E. Roney Deferred Compensation Plan effective March 11, 1997, is hereby amended, which amendment is effective June 25, 1997, as follows:

     The Employee and the Company agree that Paragraphs 1 and 2 of the Plan are hereby amended to read as follows:

     1. RETIREMENT BENEFIT. Provided that the Employee has retired or his employment has otherwise terminated, and provided Employee otherwise complies with the terms and provisions hereof (including the requirement of continued employment, subject to the exceptions provided in paragraph 6 hereof), beginning on the later of (a) October 30, 2002, or (b) the day following the date of the termination of Employee's employment with the Company (the "Late Retirement Date"), the Company will make payments to Employee in accordance with this section 1.

     1.1. IF PAYMENTS COMMENCE ON OCTOBER 30, 2002. In the event Employee's employment by the Company has terminated prior to October 30, 2002, and payments are to commence on October 30, 2002, the Company shall pay to Employee $100,000 per year, commencing on such date and continuing regularly on the same calendar day of each year thereafter, until the Employee has been paid the aggregate sum of $1,500,000.

     1.2. IF PAYMENTS COMMENCE AFTER OCTOBER 30, 2002. In the event payments are to commence after October 30, 2002, the Company shall pay to Employee:

          1.2.1. LUMP SUM CATCH-UP AMOUNT. On the Late Retirement Date a lump sum equal to the amount of money that would have been paid to Employee had payments commenced on October 30, 2002 (the "Catch-Up Amount"), and in addition, the Company shall pay to Employee $100,000 per year commencing on October 30 of the year next following the Late Retirement Date and continuing regularly on the same calendar day of each year thereafter (including the Catch-Up Amount and all other payments) the aggregate sum of $1,500,000; and

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          1.2.2. LOST EARNINGS PAYMENTS. On the Late Retirement Date, the
     Company shall pay Employee an amount intended to compensate for Employee's lost earning potential on the Catch-Up Amount, calculated as follows:

               ANNUAL PERIODS. For each full twelve month period beginning on October 30, 2002 and ending on the Late Retirement Date, an amount equal to the effective yield on assets held in the Trust Under Glen E. Roney Deferred Compensation Plan effective March 11, 1997 referred to in section 7 hereof, for that twelve month period, multiplied by the amount of money that Employee would have received pursuant to paragraph 1.2.1. above on or prior to the beginning of such period if payments had commenced as of October 30, 2002. Effective yield on assets shall be the actual earnings on, and net change in asset value of, assets in such trust divided by the average balance of assets in the trust during the relevant period; and

               PARTIAL FINAL PERIOD. For any final partial year, the amount for such partial year equal to the effective yield on assets held in the Trust Under Glen E. Roney Deferred Compensation Plan effective March 11, 1997 referred to in section 7 hereof, for that partial year, multiplied by the amount of money that Employee would have received pursuant to paragraph 1.2.1. above on or prior to the beginning of such period if payments had commenced as of October 30, 2002, multiplied by a fraction the numerator of which is the number of days from October 30 immediately preceding such date to the Late Retirement Date, and the denominator of which is 365. Effective yield on assets shall be the actual earnings on, and net change in asset value of, assets in such trust divided by the average balance of assets in the trust during the relevant period.

In the event that the Employee should die after said payments have commenced but before the aggregate amount herein provided is fully paid, the unpaid balance of payments due will continue to be paid by the Company to those beneficiaries designated in paragraph 2 below.

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     2. DEATH BENEFIT. Should the Employee die while in the employ of the
Company (subject to the exceptions provided in paragraph 3(a) hereof), before payments to the employee pursuant to section 1.2 above have commenced, the Company, beginning at a date to be determined by the Company but within 30 days from the date of death, will (if the date of death is prior to October 30, 2002) commence payments of $100,000 per year until the aggregate sum of $1,500,000 has been paid, or (if the date of death is on or after October 30, 2002) pay the amounts provided in section 1.2 above, in either such case to the following beneficiary or beneficiaries:

          Rita K. Roney, provided that if Rita K. Roney does not survive the Employee for a period of a least thirty (30) days, such sum shall be payable to the Employee's estate.

The beneficiary or beneficiaries named herein may be changed (without the consent of any prior beneficiary) at any time by the Employee by written notification to the Company. The Employee's date of death shall be treated as the date of termination of the Employee's employment by the Company for purposes of calculation of payments due.

     EXECUTED as of the date first written above.

                                                   TEXAS STATE BANK OF McALLEN

                                                   By: /s/ PAUL S. MOXLEY
                                                       Name: Paul S. Moxley
                                                       Title: President

                                                       /s/ GLEN E. RONEY
                                                       Glen E. Roney

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